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                                                                   EXHIBIT 21.1


                     LIST OF SUBSIDIARIES OF THE REGISTRANT


Anergen, Inc., a Delaware corporation

Chinook Corporation, a Delaware corporation

Ribi Immunochem Research, Ltd., a United Kingdom corporation (dormant)

Clearwater Acquisitions Corporation, a Delaware corporation